Exhibit 99
Gray
Television, Inc.
NEWS RELEASE
Gray Reports Preliminary Operating Results
As of and For the Three-Month Period Ended June 30, 2011
     Atlanta, Georgia — August 1, 2011. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced preliminary results from operations for the three-month period ended June 30, 2011 (the “second quarter of 2011”) as compared to the three-month period ended June 30, 2010 (the “second quarter of 2010”).
Preliminary Highlights (Unaudited):
     We presently anticipate that our revenue, broadcast expense and corporate and administrative expense for the second quarter of 2011 will approximate the amounts set forth below:

	Three Months Ended June 30,
	2011	2010	% Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$76,201	$75,636	1%

Operating expenses (before depreciation, amortization and gain on disposal of assets):
Broadcast	$47,930	$46,092	4%

Corporate and administrative	$3,402	$3,837	(11)%
Preliminary Results Exceed Estimates for the Second Quarter of 2011:
     For the second quarter of 2011 our preliminary operating results exceed our estimates, which were publicly disclosed on May 9, 2011. Our preliminary total revenue increased for the second quarter of 2011 when compared to the second quarter of 2010 and exceeded our initial estimates even though 2011 is an “off year” in the two-year political election cycle. Our broadcast expense was below our estimated range and our corporate expense was near the lower end of our estimated range.
Comments on Preliminary Results of Operations for the Three-Month Period Ended June 30, 2011 (“Unaudited”):
Revenue.
     On a preliminary basis, total revenue is expected to increase $0.6 million, or 1%, to $76.2 million for the second quarter of 2011 compared to the second quarter of 2010 due primarily to increased local and internet advertising and retransmission consent revenue, partially offset by decreased national and political advertising revenue.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

     The principal components of our revenue are presently anticipated to approximate the following amounts:
     Local advertising revenue increasing $1.9 million, or 4%, to $47.8 million.
     National advertising revenue decreasing $0.4 million, or 3%, to $13.4 million.
     Internet advertising revenue increasing $1.7 million, or 56%, to $4.9 million.
     Political advertising revenue decreasing $3.3 million, or 59%, to $2.3 million.
     Retransmission consent revenue increasing $0.4 million, or 8%, to $5.1 million.
     Production and other revenue increasing $0.2 million, or 9%, to $2.0 million.
     Consulting revenue from our agreement with Young remains at $0.6 million.
     Our five largest local and national advertising categories on a combined basis by customer type for the second quarter of 2011 are expected to be as follows, and are presently expected to demonstrate the following changes during the second quarter of 2011 compared to the second quarter of 2010: automotive decreasing 1%; restaurant increasing 7%; medical increasing 16%; communications increasing 10%; and furniture and appliances increasing 5%.
Other Financial Data (“Unaudited”):

	June 30, 2011	December 31, 2010
	(in thousands)

Cash	$3,457	$5,431
Long-term debt, including current portion	$824,969	$826,704
Preferred stock (1)	$37,418	$37,181

(1)	As of June 30, 2011, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $1.9 million and $17.5 million, respectively. As of December 31, 2010, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $2.1 million and $14.1 million, respectively.
Amendment of Senior Credit Facility:
     Effective June 30, 2011, we entered into the third amendment to our senior credit facility which provides for, among other things, our ability to use a portion of the proceeds from a potential issuance by us of certain capital stock and/or debt securities to redeem the outstanding shares of our perpetual preferred stock (including accrued dividends and any premiums), provided that we repay any term loans then outstanding under the senior credit facility on not less than a dollar for dollar basis of the amount used to redeem such preferred stock, except to the extent that the redemption of the perpetual preferred stock is effectuated with the proceeds of an issuance of common stock. Any such preferred stock redemption must be completed within 40 days of the issuance of such securities, or the proceeds therefrom will be required to be used to repay additional amounts of term loans then outstanding under the senior credit facility.
Gray Television, Inc.
Preliminary Summary Earnings Release for the three-month period ended June 30, 2011

Reporting of Final Operating Results for the Second Quarter of 2011 and Conference Call Information:
     We will report our final operating results for the second quarter of 2011 and will host a conference call to discuss our second quarter operating results on August 8, 2011. The call will begin at 1:00 PM Eastern Time. The live dial-in number is 1 (888) 500-6973 and the confirmation code is 6086474. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 6086474 until September 7, 2011.
Gray Television, Inc.:
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. We broadcast a primary channel from each of our stations and also operate at least one digital second channel from the majority of our stations. Each of our primary channels are affiliated with either CBS (17 channels), NBC (10 channels), ABC (8 channels) or FOX (1 channel). In addition, we currently operate 40 digital second channels that are affiliated with either ABC (1 channel), FOX (4 channels), CW (8 channels), MyNetworkTV (18 channels), Universal Sports Network (2 channels) and The Country Network (1 channel) or are operated as local news/weather channels (6 channels).
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act:
     This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2011, any potential issuance of certain capital stock and/or debt securities or potential redemption of our Series D perpetual preferred stock. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release including, but not limited to, the completion of internal and external accounting and auditing procedures necessary to finalize our results from operations for the second quarter of 2011. All information set forth in this release is as of August 1, 2011. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in subsequently filed reports, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828
Gray Television, Inc.
Preliminary Summary Earnings Release for the three-month period ended June 30, 2011